FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:         September 30, 1998
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person

     Eichenbaum                       Samuel
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     (Last)                          (First)                         (MI)

     44 Talmadge Road
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                                    (Street)

     Edison                        New Jersey                     08818
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

    NBSC
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)                     ###-##-####
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    August 1998                        |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [     ]  Director                     [    ]  10% Owner

        [  X  ]  Officer                      [    ]  Other (specify below)
                 (give title below)

                 Vice President, Finance
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 7. Individual or Joint/Group
      X    Form filed by one Reporting Person
    -----
           Form filed by more than one Reporting Person
    -----
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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 9)           |    of (D) (Instr. 3, 4 & 5)
                                  |                           |                         |
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                                  |                           |     Code    |     V     |      Amount    |   (A) or|     Price
                                  |                           |             |           |                |   (D)   |
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  New Brunswick Scientific
     Co., Inc.                    |  August 26, 1998          |      M      |           |       12,705   |    A    |    $4.0338
===================================================================================================================================

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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
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  New Brunswick Scientific
     Co., Inc.                    |       15,626*             |          D              |
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                                  |                           |                         |
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*Reflects the effect of 10% stock dividends paid in 1997 and 1998 on 2,415 previously owned shares which amounted to 506 additional shares.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)